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                                                                      EXHIBIT 21

                           LIST OF SUBSIDIARIES OF
                      OFFSHORE TOOL & ENERGY CORPORATION

Aero International, L.L.C., a limited liability company organized under the laws of Louisiana.

ITS Investments, inc., organized under the laws of Texas.

ITS Engineered Systems, Inc., a subsidiary of ITS Investments, Inc., organized under the laws of Delaware.

ITS Holdings Limited, organized under the laws of England.

ITS Drilling Services Limited, a subsidiary of ITS Holdings Limited, organized under the laws of England.